Exhibit 99

Carpenter Technology Reports Fourth Quarter and Year-End Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--July 23, 2004--Carpenter Technology Corporation (NYSE:CRS) today reported fourth quarter results, which reflected strong broad based demand, continued improvement in its operating performance and a significant increase in net income versus a year ago.
    Net sales for the fourth fiscal quarter ended June 30, 2004 were $296.8 million, compared with $212.4 million for the same period a year ago.
    Net income in the fourth quarter was $17.7 million or $.73 per diluted share, compared to net income of $5.5 million or $.23 per diluted share a year ago.
    Net income in the fourth quarter included non-cash pension and retiree medical expenses of $3.6 million or $.09 per diluted share. In the fourth quarter a year ago, Carpenter had non-cash net pension income of $0.8 million or $.02 per diluted share.
    Also in the fourth quarter a year ago, Carpenter incurred a pre-tax special charge of $3.6 million or $.09 per diluted share related primarily to the early repayment of debt.
    Free cash flow, defined as net cash provided before financing activities but after dividends and excluding the effects of marketable securities, was $9.4 million in the fourth quarter. This amount was after the company's decision to make a $25 million contribution to a VEBA trust that funds post-retirement medical expenses. Free cash flow in last year's fourth quarter was $31.7 million.
    At the end of the fourth quarter, total debt net of cash was $249.7 million. Carpenter's net debt amount was $16.0 million lower than at the end of the previous quarter and $106.6 million lower than a year ago.

    Fiscal Year Results

    Net sales for fiscal 2004 were $1.0 billion, compared with $871.1 million in the previous fiscal year.
    Net income for fiscal 2004 was $36.0 million or $1.49 per diluted share, compared to a net loss of $10.9 million or $.56 per diluted share a year ago.
    Net income for fiscal 2004 included non-cash pension and retiree medical expenses of $16.1 million or $.42 per diluted share and a pre-tax special charge of $2.3 million or $.06 per diluted share associated with the early repayment of debt.
    The net loss a year ago included non-cash pension income of $3.4 million or $.09 per diluted share as well as pre-tax special charges of $30.6 million or $.82 per diluted share related primarily to the company's cost reduction efforts and the early redemption of debt.
    For fiscal 2004, the company generated $88.4 million of free cash flow after the $25 million contribution to the VEBA trust versus $80.2 million of free cash flow in the previous fiscal year.

    Fourth Quarter - Operating Summary

    "Our continued focus on lean and variation reduction combined with strong demand across all major markets allowed us to achieve the highest level of quarterly earnings in four years," said Robert J. Torcolini, chairman, president and chief executive officer. "While we are encouraged by our performance in fiscal 2004, there remains significantly more opportunity to improve profitability. We will continue to focus on operational excellence and to direct our efforts toward leveraging our higher value products."
    Carpenter sales increased 40 percent in the fourth quarter from a year ago, reflecting strong demand, selective market share gains, increased base selling prices and surcharges that were implemented to help recover escalating raw material and energy costs. Approximately one-third of the sales increase was derived from surcharges.
    All major end-use markets experienced year-over-year sales increases during the fourth quarter. Industrial markets sales increased 53 percent; aerospace and power generation market sales, a combined 39 percent; consumer market sales, 20 percent; automotive market sales, 47 percent; and medical market sales, 29 percent.
    Geographically, sales outside the United States increased 51 percent from a year ago and represented 27 percent of fourth quarter sales. Sales outside the United States benefited from the effects of a weaker U.S. dollar, market share gains and stronger demand from most end-use markets.
    Carpenter's gross profit in the fourth quarter increased to $62.3 million or 21.0 percent of sales from $48.3 million or 22.7 percent of sales a year ago. During the recent fourth quarter, Carpenter's Specialty Alloys Operations initiated a process change for the disposition of aged inventory as part of its complexity reduction initiative. As a result of the more comprehensive practice for recognizing aged inventory, the gross profit was reduced by $2.4 million or 0.8 percent of sales.
    The gross profit in the recent fourth quarter also included non-cash pension and retiree medical expenses of $2.5 million or 0.8 percent of sales. In addition, the gross profit as a percentage of sales was negatively impacted from the dilution caused by the direct pass through of increased raw material prices.
    The combined effect of these three items reduced gross profit as a percentage of sales by approximately 370 basis points.
    In the fourth quarter a year ago, the gross profit reflected non-cash pension income of $1.0 million or 0.5 percent of sales.
    Strong sales growth, increased productivity and cost reduction attributed to Carpenter's continued focus on lean and variation reduction were the primary contributors to the gross profit improvement.
    Carpenter's fourth quarter income before other income and expense (net sales less cost of sales and selling and administrative expenses) increased to $31.2 million or 10.5 percent of sales from $19.8 million or 9.3 percent of sales a year ago.
    Excluding the effects of the non-cash pension and retiree medical expenses, income before other income and expense increased to $34.8 million or 11.7 percent of sales from $19.0 million or 8.9 percent of sales a year ago.

    Outlook

    "We expect to build on the momentum generated in fiscal 2004 by intensifying our efforts in lean and variation reduction," Torcolini said. "We also expect additional benefits from our strategy to price products and services for the value delivered to our customers and from our initiative to reduce complexity by eliminating less profitable products. We anticipate that our fiscal 2005 operating performance will also benefit from strong demand across our major end-use markets, including aerospace."
    Accordingly, Carpenter expects that its operating performance will continue to show year-over-year quarterly improvements throughout the current fiscal year ending June 30, 2005.
    Additionally, the company anticipates continued strong free cash flow for fiscal 2005. The company estimates that free cash flow will be in excess of $60 million, which is after capital expenditures of approximately $20 - $25 million.

    Segment Results - Fourth Quarter

    Specialty Metals

    Net sales for the quarter ended June 30, 2004 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $268.3 million as compared to $191.0 million in the same quarter a year ago.
    SAO sales increased 44 percent from the same quarter a year ago due to strong demand across all markets, selective market share gains and pricing actions, including the pass through of escalating raw material and energy costs. In addition, SAO volume increased 22 percent.
    Dynamet's sales increased 7 percent in the fourth quarter versus a year ago, largely related to stronger demand and share gains in the medical market. CPP's sales were 33 percent higher than a year ago due to increased demand from the industrial market and pricing actions.
    Income for the Specialty Metals segment was $36.4 million, compared to $23.0 million a year ago. The increase in income reflected the effects of higher sales, a better product mix and realized operating efficiencies, including better yields and improved productivity.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $29.0 million, compared to $22.1 million a year ago. Sales in this segment benefited from increased sales to the nuclear power, automotive and industrial markets.
    Income for the Engineered Products segment increased to $4.0 million in the fourth quarter from $1.5 million a year ago. The sales increase combined with improved operating efficiencies from lean and variation reduction initiatives were the primary contributors to the improvement in income.

    Segment Results - Fiscal Year

    Specialty Metals

    Fiscal 2004 net sales for the Specialty Metals segment were $909.1 million, compared to $760.2 million for the previous fiscal year.
    SAO sales increased 21 percent from a year ago, due to stronger demand, selective market share gains and pricing actions. Throughout most of fiscal 2004, SAO focused on operational excellence through complexity reduction and on eliminating the sale of less profitable products. As a result, SAO had a 3 percent increase in volume from a year ago.
    In fiscal 2004, Dynamet's sales increased 14 percent from a year ago. The increase was due primarily to higher volumes sold to the medical market and pricing actions. CPP's sales were 15 percent higher than a year ago due to increased demand from the industrial market and pricing actions.
    Fiscal 2004 income for the Specialty Metals segment was $86.8 million compared to $38.8 million a year ago. Increased sales combined with lower costs through realized operating efficiencies, including better yields and improved productivity, were the primary contributors to the improvement in income.

    Engineered Products Segment

    Net sales for this segment in fiscal 2004 were $110.0 million, compared to $113.3 million for the same period a year ago. The previous fiscal year included $12.9 million from businesses that were subsequently divested. This group of companies benefited from stronger demand from the automotive, medical, aerospace and power generation markets.
    Income for the Engineered Products segment for fiscal 2004 was $15.2 million versus $10.9 million a year ago. The increase in income was primarily associated with cost savings from lean and variation reduction initiatives.

    Net Pension Expense / Income

    In the fourth quarter of fiscal 2004, Carpenter had non-cash pension and retiree medical expenses of $3.6 million or $.09 per diluted share. This compares to non-cash net pension income of $0.8 million or $.02 per diluted share for the same quarter a year ago.
    For fiscal 2004, the company's non-cash pension and retiree medical expenses were $16.1 million or $.42 per diluted share. For the same period a year ago, Carpenter had non-cash net pension income of $3.4 million or $.09 per diluted share.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year. Certain events such as legislative actions may result in changes to the pension amounts during the fiscal year.
    On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into legislation. This Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans, like Carpenter, that provide benefits that are equal to or better than those under Medicare Part D.
    In May 2004 the Financial Accounting Standards Board issued a staff position on accounting for the effects of the new Act. Accordingly, Carpenter reduced its non-cash pension and retiree medical expenses in the fourth quarter by $0.8 million or $.03 per diluted share.
    In addition to the fourth quarter adjustment, the company also recognized a retroactive reduction to its third quarter non-cash pension and retiree medical expenses in the amount of $0.8 million or $.03 per diluted share as a result of the new Act, which is reflected in fiscal 2004 net income.
    In fiscal 2005, Carpenter expects that it will have pension income related to its defined benefit pension plans of approximately $2.4 million. This amount will be more than offset by post-retirement medical expenses, net of the favorable effects of Medicare Part D, of $4.8 million.
    As a result, Carpenter will incur a $2.4 million net pension expense or $.01 per diluted share in fiscal 2005.
    The reduction in expense from fiscal 2004 reflects several factors including higher returns on assets in the company's largest pension plan, an increase in the discount rate to 6.25% from 6.0% as a result of a higher interest rate environment and the full year favorable effects of Medicare Part D. The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Special Charges

    In fiscal 2004, Carpenter incurred a special charge of $2.3 million or $.06 per diluted share. The charge was incurred as a result of a $20 million open market purchase of medium-term notes previously issued by the company and the unwinding of interest rate swaps associated with the partial repayment of foreign currency loans.
    In the last fiscal year, Carpenter incurred pre-tax special charges of $30.6 million or $.82 per diluted share. The charges were primarily related to the company's cost reduction initiatives and the early repayment of debt.

    Other Items

    In the fourth quarter of fiscal 2004, selling and administrative expenses of $31.1 million were 10.5 percent of sales versus $28.5 million or 13.4 percent of sales in the same quarter a year ago. Selling and administrative expenses included non-cash pension and retiree medical expenses of $1.1 million in the current fourth quarter versus $0.3 million in the quarter a year ago. The increase in selling and administrative expenses reflected higher employee variable compensation costs and the increased non-cash pension and retiree medical expenses from a year ago, partially offset by lower depreciation and reduced professional fees.
    For fiscal 2004, selling and administrative expenses of $118.7 million were 11.7 percent of sales compared to $118.8 million or 13.6 percent of sales in the previous fiscal year. Non-cash pension and retiree medical expenses included in fiscal 2004 selling and administrative expenses were $4.8 million versus $1.0 million a year ago.
    Interest expense for the quarter was $5.6 million as compared to $7.5 million in the quarter a year ago, due to reduced debt levels and lower interest rates. For fiscal 2004, interest expense was $23.7 million or $7.3 million lower than the previous fiscal year.
    Other income for the fourth quarter was $0.7 million, compared to an expense of $0.6 million a year ago. For fiscal 2004, other income was $8.9 million versus $3.8 million for the previous fiscal year. The increase in other income primarily reflected an increase in the receipt of funds under the "Continued Dumping and Subsidy Offset Act of 2000," reduced losses on the sale of certain assets and the favorable settlement of a litigation matter.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the fourth quarter was $9.4 million, compared to $31.7 million a year ago. Free cash flow in the recent fourth quarter was after a $25 million voluntary contribution to a VEBA trust that funds post-retirement medical benefits.
    For fiscal 2004, free cash flow was $88.4 million after the $25 million VEBA contribution compared to $80.2 million for the previous fiscal year.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the fourth quarter, Carpenter had approximately $180 million available under its credit facilities.

    Conference Call

    Carpenter will host a conference call and webcast on Friday, July 23, at 10 a.m., Eastern Time, to discuss the results of operations for the fourth quarter.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com).
    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.
    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2003, its Form 10-Q for the third quarter and its most recent registration statement on Form S-4, filed on September 16, 2003, as amended on October 3, 2003. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, all of which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to ensure adequate supplies of raw materials and to recoup increased costs of electricity, natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) domestic and foreign excess manufacturing capacity for certain metals that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; 6) fluctuations in capital markets that could impact the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 7) the potential cost advantages that new competitors or competitors who have reorganized through bankruptcy may have; 8) the transfer of manufacturing capacity from the United States to foreign countries; 9) the consolidation of customers and suppliers; and 10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.


                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)


                                 Three Months Ended     Year Ended
                                       June 30            June 30
                                 ------------------ ------------------
                                    2004     2003      2004     2003
                                 --------- -------- --------- --------

NET SALES                          $296.8   $212.4  $1,016.7   $871.1

Cost of sales                       234.5    164.1     831.2    717.4
                                 --------- -------- --------- --------
Gross profit                         62.3     48.3     185.5    153.7

Selling and administrative
 expenses                            31.1     28.5     118.7    118.8
Special charge                         --      3.6       2.3     30.6
Interest expense                      5.6      7.5      23.7     31.0
Other (income) expense, net          (0.7)     0.6      (8.9)    (3.8)
                                 --------- -------- --------- --------

Income (loss) before income taxes    26.3      8.1      49.7    (22.9)
Income tax expense (benefit)          8.6      2.6      13.7    (12.0)
                                 --------- -------- --------- --------
NET INCOME (LOSS)                   $17.7     $5.5     $36.0   ($10.9)
                                 ========= ======== ========= ========

EARNINGS (LOSS) PER COMMON SHARE:
 Basic                              $0.75    $0.23     $1.51   ($0.56)
                                 ========= ======== ========= ========
 Diluted                            $0.73    $0.23     $1.49   ($0.56)
                                 ========= ======== ========= ========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
   Basic                             22.8     22.4      22.5     22.3
                                 ========= ======== ========= ========
   Diluted                           23.7     23.1      23.4     22.3
                                 ========= ======== ========= ========
Cash dividends per common share   $0.0825  $0.0825   $0.3300  $0.5775
                                 ========= ======== ========= ========


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in Millions)

                                                         Year Ended
                                                           June 30
                                                       --------------
                                                        2004    2003
                                                       ------ -------

OPERATIONS:
  Net income (loss)                                    $36.0  ($10.9)
  Adjustments to reconcile net income (loss) to
   net cash provided from operations:
    Depreciation                                        49.2    53.3
    Amortization                                         7.9    10.7
    Deferred income taxes                                6.5   (14.7)
    Net pension expense (income)                        16.1    (3.4)
    Net loss on asset disposals                          0.1     0.2
    Special charge                                        --    24.6
  Changes in working capital and other:
    Receivables                                        (40.5)   18.7
    Net change in accounts receivable purchase
     facility                                          (10.0)     --
    Inventories                                         (4.3)    8.2
    Other current assets                                (0.1)    9.8
    Accounts payable                                    44.5   (11.7)
    Accrued current liabilities                         28.2    (2.2)
    Income tax refund                                    0.6    18.3
    Contribution to VEBA                               (25.0)     --
    Other, net                                         (15.1)   (8.7)
                                                       ------ -------
Net cash provided from operations                       94.1    92.2
                                                       ------ -------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software            (8.0)   (8.5)
  Proceeds from sale of business                          --     8.5
  Proceeds from disposals of plant and equipment         1.6     2.5
  Purchases of marketable securities                   (70.0)     --
  Sales of marketable securities                        41.2      --
                                                       ------ -------
Net cash (used for) provided from investing activities (35.2)    2.5
                                                       ------ -------

FINANCING ACTIVITIES:
  Net change in short-term debt                        (15.7)   (1.7)
  Proceeds from issuance of long-term debt                --    98.0
  Payments on long-term debt                           (20.2) (145.8)
  Checks not cleared                                    (3.7)    3.7
  Dividends paid                                        (9.3)  (14.5)
  Proceeds from issuance of common stock                12.8      --
                                                       ------ -------
Net cash used for financing activities                 (36.1)  (60.3)
                                                       ------ -------

Effect of exchange rate changes on cash and cash
 equivalents                                             0.3     0.4
                                                       ------ -------

INCREASE IN CASH AND CASH EQUIVALENTS                   23.1    34.8
Cash and cash equivalents at beginning of period        53.5    18.7
                                                       ------ -------
Cash and cash equivalents at end of period             $76.6   $53.5
                                                       ====== =======


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in Millions)

                                                    June 30   June 30
                                                      2004      2003
                                                   --------- ---------

ASSETS
Current Assets:
  Cash and cash equivalents                           $76.6     $53.5
  Marketable securities                                28.8        --
  Accounts receivable, net                            165.2     113.8
  Inventories                                         185.0     180.9
  Other current assets                                 36.2      21.1
                                                   --------- ---------
     Total current assets                             491.8     369.3

Property, plant and equipment, net                    608.7     651.7
Prepaid pension cost                                  247.0     253.7
Goodwill                                               46.4      46.4
Trademarks and trade names, net                        24.3      25.4
Other assets                                           38.0      53.4
                                                   --------- ---------
Total assets                                       $1,456.2  $1,399.9
                                                   ========= =========

LIABILITIES
Current liabilities:
  Short-term debt                                      $2.2     $17.1
  Accounts payable                                    109.0      68.2
  Accrued compensation                                 26.1      13.5
  Accrued income taxes                                 10.3       6.1
  Accrued liabilities                                  51.4      40.6
  Deferred income taxes                                10.9       4.3
  Current portion of long-term debt                    20.2       0.1
                                                   --------- ---------
     Total current liabilities                        230.1     149.9

Long-term debt, net of current portion                332.7     378.9
Accrued postretirement benefits                       143.5     182.4
Deferred income taxes                                 175.6     166.7
Other liabilities                                      36.3      47.4
                                                   --------- ---------
Total liabilities                                     918.2     925.3
                                                   --------- ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          20.8      10.2
  Common stock                                        120.7     117.3
  Capital in excess of par value - common stock       215.1     199.8
  Reinvested earnings                                 230.4     203.7
  Common stock in treasury, at cost                   (38.0)    (38.3)
  Deferred compensation                                (9.5)     (3.8)
  Accumulated other comprehensive income (loss)        (1.5)    (14.3)
                                                   --------- ---------
     Total stockholders' equity                       538.0     474.6
                                                   --------- ---------

Total liabilities and stockholders' equity         $1,456.2  $1,399.9
                                                   ========= =========


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in Millions)


                                Three Months Ended     Year Ended
                                      June 30           June 30
                                ------------------ ------------------

                                   2004      2003    2004      2003
                                ---------- ------- --------- --------

Net sales:
  Specialty Metals                 $268.3  $191.0    $909.1   $760.2
  Engineered Products                29.0    22.1     110.0    113.3
  Intersegment                       (0.5)   (0.7)     (2.4)    (2.4)
                                ---------- ------- --------- --------
  Consolidated net sales           $296.8  $212.4  $1,016.7   $871.1
                                ========== ======= ========= ========

Operating results:
  Specialty Metals                  $36.4   $23.0     $86.8    $38.8
  Engineered Products                 4.0     1.5      15.2     10.9
  Net pension (expense) income       (3.6)    0.8     (16.1)     3.4
  Corporate costs                    (5.6)   (5.5)    (19.1)   (18.2)
  Special charge                       --    (3.6)     (2.3)   (30.6)
  Interest expense                   (5.6)   (7.5)    (23.7)   (31.0)
  Other income (expense), net         0.7    (0.6)      8.9      3.8
                                ---------- ------- --------- --------

   Consolidated income (loss)
    before income taxes             $26.3    $8.1     $49.7   ($22.9)
                                ========== ======= ========= ========


Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)


                                 Three Months Ended      Year Ended
                                      June 30             June 30
                                ------------------- ------------------
FREE CASH FLOW                     2004      2003      2004     2003
                                --------- --------- --------- --------

Net cash provided from
 operations                         $4.4     $35.5     $94.1    $92.2
Net change in accounts
 receivable purchase facility       10.0        --      10.0       --
Purchases of plant, equipment
 and software                       (2.8)     (1.7)     (8.0)    (8.5)
Proceeds from sale of business        --        --        --      8.5
Proceeds from disposals of plant
 and equipment                       0.2       0.2       1.6      2.5
Dividends paid                      (2.4)     (2.3)     (9.3)   (14.5)
                                --------- --------- --------- --------
Free cash flow                      $9.4     $31.7     $88.4    $80.2
                                ========= ========= ========= ========

Free cash flow is a measure of cash generated which management evaluates for alternative uses and has chosen to apply to debt repayment.


                                 June 30   March 31  June 30
NET DEBT                           2004      2004      2003
                                --------- --------- ---------

Accounts receivable purchase
 facility                           $---     $10.0     $10.0
Short-term debt                      2.2       2.6      17.1
Current portion of long-term
 debt                               20.2       0.1       0.1
Long-term debt, net of current
 portion                           332.7     357.5     378.9
                                --------- --------- ---------
Total Debt                         355.1     370.2     406.1
Cash                               (76.6)    (85.3)    (53.5)
Checks not cleared                    --        --       3.7
Marketable securities              (28.8)    (19.2)       --
                                --------- --------- ---------
Net Debt                          $249.7    $265.7    $356.3
                                ========= ========= =========

Accumulated cash and marketable securities are expected to be used for debt repayment until a targeted debt to capital ratio is achieved.


                                Three Months Ended      Year Ended
                                      June 30            June 30
                                ------------------- ------------------
NET SALES ADJUSTED FOR
DIVESTED COMPANIES                2004      2003      2004      2003
                                --------- --------- --------- --------

Net sales                         $296.8    $212.4  $1,016.7   $871.1
Divested companies                    --        --        --    (12.9)
                                --------- --------- --------- --------
Net sales adjusted for divested
 companies                        $296.8    $212.4  $1,016.7   $858.2
                                ========= ========= ========= ========






                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in Millions, Except per Share Data)


                                Three Months Ended      Year Ended
                                      June 30             June 30
                                ------------------- ------------------
NET PENSION EXPENSE (INCOME)      2004      2003      2004      2003
                                --------- --------- --------- --------

Pension plan expense (income)       $2.2     ($4.1)     $8.8   ($16.4)
Other postretirement benefit
 expense                             1.4       3.3       7.3     13.0
                                --------- --------- --------- --------
                                     3.6      (0.8)     16.1     (3.4)
Income tax (benefit) expense        (1.5)      0.3      (6.3)     1.4
                                --------- --------- --------- --------
Net pension expense (income)        $2.1     ($0.5)     $9.8    ($2.0)
                                ========= ========= ========= ========

Pension expense (income) per
 share                             $0.09    ($0.02)    $0.42   ($0.09)
                                ========= ========= ========= ========

Weighted average diluted common
 shares                             23.7      23.1      23.4     22.3
                                ========= ========= ========= ========


                                Three Months Ended      Year Ended
                                      June 30             June 30
                                ------------------- ------------------
SPECIAL CHARGE                    2004      2003      2004      2003
                                --------- --------- --------- --------

Premium on early retirement of
 debt                                 --      $4.5      $2.3     $4.5
Reductions in workforce               --        --        --     17.4
Pension plan curtailment loss         --        --        --      6.7
Writedown of certain assets           --      (0.9)       --      2.0
                                --------- --------- --------- --------
Special charge                        --       3.6       2.3     30.6
Income tax benefit                    --      (1.4)     (0.8)   (12.2)
                                --------- --------- --------- --------
Special charge, net of income
 taxes                                --      $2.2      $1.5    $18.4
                                ========= ========= ========= ========

Special charge per share              --     $0.09     $0.06    $0.82
                                ========= ========= ========= ========

Weighted average diluted common
 shares                             23.7      23.1      23.4     22.3
                                ========= ========= ========= ========


                                Three Months Ended      Year Ended
                                      June 30            June 30
                                ------------------- ------------------
INCOME BEFORE OTHER INCOME        2004      2003      2004     2003
                                --------- --------- --------- --------
AND EXPENSE

Net sales                         $296.8    $212.4  $1,016.7   $871.1
Cost of sales                     (234.5)   (164.1)   (831.2)  (717.4)
Selling and administrative
 expenses                          (31.1)    (28.5)   (118.7)  (118.8)
                                --------- --------- --------- --------
Income before other income and
 expense                           $31.2     $19.8     $66.8    $34.9
                                ========= ========= ========= ========

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com